EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-4 of our reports dated March 5, 2021, with respect to the consolidated financial statements of Business First Bancshares, Inc. and Subsidiaries as of and for the year ended December 31, 2020, and the effectiveness of internal control over financial reporting as of December 31, 2020, included in the Annual Report on Form 10-K and incorporated herein by reference, and to the reference of our firm under the caption "Experts" in the Registration Statement.

/s/ Dixon Hughes Goodman LLP

Fort Worth, Texas

November 2, 2021